SUB-ITEM 77D

The MFS Strategic Income Fund (the "Fund"), a series of MFS Series Trust VIII, added disclosure regarding emerging market securities as described in the prospectus contained in Post-Effective Amendment No. 16 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2000.

The MFS Global Growth Fund (the "Fund"), a series of MFS Series Trust VIII, added disclosure regarding the guidelines used to determine the location of a company's principal activities as described in the prospectus contained in Post-Effective Amendment No. 16 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2000.